LICENSING AGREEMENT

This Agreement, entered into as of January 8, 2003, is made between C-CUBED Corporation, a Virginia corporation ("C-CUBED") having its principal place of business at 6800 Versar Center, Suite 300, Springfield, Virginia 22151 and SYS Technologies, Inc. a California corporation ("SYS") having its principal place of business at 9620 Chesapeake Drive, Suite 201, San Diego, California 92123.

In consideration of the mutual covenants, promises and obligations contained in this Agreement, the parties, intending to be legally bound, agree as follows:

Article 1.0 Definitions

    Capitalized terms used herein shall have the meanings given in the Schedule of Definitions attached as Exhibit A attached hereto and incorporated herein.

Article 2.0 License To Manufacture And Sell The Product

    2.1   C-CUBED pursuant to the terms and conditions hereof hereby grants and SYS hereby accepts a worldwide, exclusive, license to make, manufacture and sell the Products, including any derivative products, apparatus, product or device incorporating, using or manufactured by the use of the Products. Additionally, C-CUBED hereby grants SYS the right to use the Technical Information and Trademark in connection manufacture and sale of the Products hereunder.

    2.2   SYS may, from time to time, sublicense the Technical Information or Product sales and marketing rights to:

    (a) third parties to use, sell or lease Products (or subsystems) assembled by SYS (or its affiliates) as part of their business, which Products (or subsystems) incorporate the Product, derivatives thereof or use of Technical Information.

    2.3   C-CUBED warrants that it has the right to grant SYS the license granted. pursuant to Section 2.1. C-CUBED warrants that the use of the Technical Information and the manufacturing and sale of Products in their current unaltered configuration will not infringe any patent or copyright.

    2.4   Concurrent with the execution of this Agreement, SYS shall deliver a non-cancelable order to C-CUBED for four Demonstration ViewCASE Models (two V.2 and two V.3 models) at a price of $28,800 each plus any applicable shipping and taxes FOB C-CUBED. Payment for these units shall be made no later than 30 days after delivery of all of the units ordered.

Article 3.0 Delivery of Technical Information and Related Training

    3.1   C-CUBED agrees to make available to SYS all Technical Information relating to the Products which C-CUBED has during the term of this Agreement.

    3.2   Without limiting the foregoing, C-CUBED shall furnish the following to SYS within 7 days of the execution of this Agreement:

    (a)         copies of all documentation with respect to the Technical Information, sufficient to fully and adequately disclose all techniques, processes and know-how licensed hereunder, including any and all improvements, modifications and updates;
    (b)         specifications sheets showing manufacturing operations;
    (c)         information regarding equipment tooling and fixtures, including, without limitation, specifications, drawings, sources of supply and C-CUBED's recommendations.
    (d)         Information relating to C-CUBED vendors and suppliers for components incorporated into the Products. To the extent possible C-CUBED will assign any special pricing arrangements to SYS and if such assignment is not possible, then, at SYS's option, C-CUBED will provide any such components to SYS at C-CUBED's cost plus its standard M&S (material and subcontractor handling) charge. C-CUBED's M&S rate charged hereunder will not exceed 5% during the term of this Agreement.

    3.3   C-CUBED warrants that it shall make available appropriate personnel, as reasonably required to provide SYS set-up advice, technology descriptions, training and general consultations during the term of this Agreement. During the initial year of this Agreement SYS shall pay for any related travel costs and reimburse C-CUBED $80.00 per hour per employee for the time such personnel are providing services to SYS including travel time. The rate provided shall escalate at a rate equal to the white collar consumer price index for all consumers annually by the US Government and shall not exceed 5% for each successive year of this Agreement and any extension hereof. SYS acknowledges and agrees that it will not hire any C-CUBED personnel provided hereunder within two years of such C-CUBED personnel providing services to SYS.

Article 4.0 Patents And Trademarks

    4.1   The license granted by C-CUBED pursuant to Section 2.1 shall be deemed to include a license under any patents owned by C-CUBED relating to the Products during the term of this Agreement to manufacture and sell the Products including any derivative products, apparatus, product or device incorporating, using or manufactured by the use of the Products.

    4.2   Each party agrees not to register or use any trademark or trade name of the other not licensed hereunder, or any trademark or trade name confusingly similar thereto in sound, appearance, or meaning without first obtaining the written consent of the other. Each party shall be free to use product code designations in use by the other party, such as numerical or generic designations used to identify or distinguish the Product.

    4.3   C-CUBED and SYS acknowledge and agree that any patent or Trademark licensed hereunder is a valuable asset and both parties agree to diligently enforce and protect the use of any such patent or Trademark relating to the Products. Additionally C-CUBED shall take all actions necessary to prosecute and administer any patent or Trademark held by C-CUBED relating to the Products.

Article 5.0 Payment

    5.1   Upon SYS's execution of this Agreement SYS shall make a non-refundable payment to C-CUBED of $150,000.00.

    5.2   Within 10 days of execution of this Agreement, SYS will deliver to C-CUBED Corporation the number of whole shares of SYS stock whose value is equal to or greater than $600,000 using the previous 10 day average closing price from the date of signing this Agreement (The Initial Share Price). The number of shares may change if SYS's Date of Registration common stock price falls below The Initial Share Price. The Date of Registration for the common stock price shall be equal to the ten (10) day average closing sales price for SYS's common stock (ending one trading day prior to the date of registration). The Date of Registration shall occur not later than 90 days from the date of execution of the agreement. All fees shall be payable by ~SYS to register the stock transferred to C-CUBED for sale to the general public as a result of this agreement. If such registration does not occur within 90 days, SYS shall pay a $600,000 termination fee to C-CUBED Corporation.

    5.3   For a period of five years from the date of this Agreement, and during any extension hereof, SYS shall pay C-CUBED a royalty equal to three percent (3%) of SYS's Sales Revenue generated on its sales of the Product including any apparatus, product or device incorporating, using or manufactured by the use of the Products. Sales Revenue includes sales made by sub-licensees, sales of derivative products or any combination of the Products with or in another device. Royalty payments hereunder are to be made quarterly, 30 days after the end of the quarterly period and shall include a summary report of each sale, the client, the sale date and the sales price multiplied by 3% indicating the royalty amount. SYS grants C-CUBED Audit Rights on an annual basis to reconcile quarterly reported revenue (Sales) to annual filings by SYS.

Article 6.0 Confidentiality

    6.1   Each party agrees to maintain in confidence all information received from the other party under this Agreement and deemed by such party to be confidential, and agrees not to disclose the same to third parties, and agrees to obligate all of its employees or sub-licensees having access to such information to adhere to this obligation of confidentiality. This mutual obligation of confidentiality shall not apply to any information which is or becomes public knowledge through no fault of the receiving party or which the receiving party can demonstrate in writing was known prior to the disclosure by the disclosing party or which is obtained by the receiving party from a third party with an unrestricted legal right to disclose the same to others. The provisions of this section shall continue in effect for a period of three years after the termination of this Agreement.

Article 7.0 Term And Termination

    7.1   This Agreement shall commence on the date set forth above and shall continue for a period of five years (The "Initial Term").

    7.2   Provided SYS has completed sales of the Product totaling $3,000,000 during the Initial Term hereof, and is not in default under any obligations under this Agreement, SYS may exercise an option to renew this Agreement for an additional period of five years by providing Notice to C-CUBED no later than 90 days prior to the expiration of this Agreement. If SYS exercises its option hereunder, it shall pay C-CUBED $10,000 within 30 days of exercising such option.

    7.3  If SYS should fail to pay any royalty or comply with any other term of this Agreement, and fail to cure any such default within 30 days of receiving Notice of any such default, then this Agreement may be terminated by C-
CUBED.

    7.4   This Agreement may be terminated by C-CUBED in the event that the Products manufactured by SYS, or any assignee or sub-licensee hereunder shall be deemed by C-CUBED to fail to meet industry quality standards. If C-CUBED determines that such a quality issue exists, it shall immediately notify SYS of the issue and SYS shall have 30 days to cure the quality issue or seek an independent verification of its compliance with industry quality standards. If after any such 30 day period the parties cannot agree as to the conformance to industry quality standards in the manufacture of the Products, the issue will be submitted to arbitration pursuant to the terms herein.

Article 8.0 Transition Period

    8.1   The Transition Period shall be from the date of this Agreement until SYS produces three ViewCASE units and all three units are inspected, tested and approved for quality by C-CUBED. C-CUBED shall provide such inspection and testing within 30 days of any request by SYS for such services.

    8.2   During the Transition Period C-CUBED shall retain its rights to manufacture, market, distribute and sell the Products. If SYS requires any Products during the Transition Period, C-CUBED shall sell any necessary Products to SYS at its then current GSA price less 20%.

    8.3   During the first 45 days following execution of this Agreement, C-CUBED shall provide training at its facilities for SYS personnel at no cost to SYS. During this period C-CUBED shall be manufacturing Products and will share all related technical information and processes relating to the production of the Products. C-CUBED and SYS shall each act in good faith to coordinate and schedule such training

    8.4   Upon completion of the Transition Period SYS shall provide C-CUBED with a Letter of Supply providing that SYS, as the exclusive manufacturer of the Products shall provide the Products sold by or ordered by C-CUBED to C-CUBED at the lower of the then current GSA price less 20%, or the best reseller or OEM price offered by SYS.

    8.5   Notwithstanding anything contained in this Agreement, C-CUBED shall retain during the Agreement and any extension hereof, the right to market and sell the Products, derivative products, apparatus, products or devices incorporating or using the Products. SYS shall be the sole manufacturer of the Products; however, C-CUBED may incorporate the product in another system or derivative product manufactured by C-CUBED with the sole remuneration to SYS being the purchase of the Products from SYS.

    8.6   SYS and C-CUBED acknowledge and agree that they shall allow each other to sell the products off of each others GSA schedules, as agents of each other and subject to all of the terms, conditions, and requirements of the applicable GSA schedules.

Article 9.0 Notice

    9.1   Any notice, consent or communication required to be given or payment required to be made to either party shall be sent to its address as first set forth above, or at such other address as either party may by written notice designate to the other from time to time.

    9.2   Any and all notices shall be in writing and shall be delivered personally, or by registered or certified mail to the other party at its current address as designated in writing from time to time. Any such notice shall be deemed to have been received by the party addressed (i) immediately upon personal delivery, or (ii) seven business days after the date of posting of notice sent by registered or certified mail.

Article 10.0 Assignment

    10.1    The rights granted herein may not be assigned by SYS without the prior written consent of C-CUBED. SYS shall be entitled to assign its rights hereunder to any subsidiary or affiliate of SYS without the prior consent of C-CUBED.

Article 11.0 Miscellaneous

11.1    Each party shall give its full cooperation to the other in achieving and fulfilling the terms of this Agreement and, to that end, each party shall give all consents and information and execute all such documents as may be reasonably required to so fulfill and achieve these purposes, including such as may be required by governmental laws or regulations.

11.2    This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

11.3    Article headings contained in this Agreement are included for convenience only and form no part of the agreement between the parties hereto.

11.4   Any delays in or failure by either party in their performance under this Agreement shall be excused if and to the extent that such delays or failures are caused by occurrences beyond such party's control.

11.5    This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof and may be amended only by a document in writing.

11.6    This document and its attached Exhibits contain the entire agreement between the Parties and supersede any previous understanding, commitment or agreement, oral or written, with respect to the License granted herein and related obligations. No alteration of or amendment to this Agreement shall be effective unless in writing and signed by the Parties hereto.

11.7    This Agreement shall be interpreted and construed and the legal relations created herein shall be determined, in accordance with the laws of the Commonwealth of Virginia. The parties hereto agree that any dispute arising hereunder shall be submitted to binding arbitration pursuant to the rules and regulations of the American Arbitration Association. Any such arbitration shall take place in Fairfax County Virginia.

11.8    Any order placed with SYS by C-CUBED shall have a preferred delivery schedule. SYS shall respond to the order with acceptance of delivery schedule within 48 hours. C-CUBED shall respond within 24 hours of acknowledgement of SYS' response. In no circumstances shall SYS be required to deliver sooner than 45 days of acceptance of the order, If C-CUBED would lose the order due to the fact that SYS can not deliver within 45 days then C-CUBED has the right to manufacture or to have manufactured the units and may cancel the order upon notification of the delivery schedule from SYS.

    Any order from C-CUBED to SYS that requires delivery in less than 30 days may result in negotiations for a premium price due to the more aggressive delivery schedule.

    Each order from C-CUBED shall also specify any penalty that can be assessed upon C-CUBED in the event delivery is late. If SYS accepts the order and schedule from C-CUBED and subsequently fails to deliver in a timely manner which causes penalties to C-CUBED, then SYS shall reimburse C-CUBED for these penalties.

    All orders by C-CUBED subsequent to acknowledgement of SYS~ response to the order shall be non-cancelable.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first written above.

FOR: C-CUBED CORPORATION                        FOR: SYS TECHNOLOGIES, INC

 /s/ Edmund J. Bednar                                                 /s/ W. G. Newmin

Dated:  January 8, 2003                                             Dated:  January 8, 2003

Exhibit A Schedule Of Definitions

For purposes of this Agreement, the following terms shall have the meanings given as follows:

"Product" shall mean the ViewCASE Secure Transportable Video Teleconferencing unit and any product or system manufactured by SYS or its sub-licensee incorporating the ViewCASE in part or in whole.

"Technical Information" shall mean all information and know-how developed and owned by C-CUBED in connection with any technical research or development efforts undertaken by C-CUBED with respect to the Product including, but not limited to, design technology, manufacturing technology and processes, specifications, drawings, procedures and notes.

"Sales Revenue" shall mean gross sales revenue (as would be properly included in quarterly SEC or similar reporting) generated and recorded by SYS for sales of the Product including sales of any apparatus, product or device incorporating, using or manufactured by the use of the Products.

"Improvements" shall mean any technical information or know-how developed by C-CUBED or SYS after the date of the initial transfer of the Technical Information and during the term of this Agreement that uses or relates to the Technical Information, including all related patents throughout the world.

"C-CUBED" shall mean C-CUBED Corporation, its affiliates and subsidiaries including Systems Integration & Research, Inc. and ViewCASE Corporation, and its successors, beneficiaries and assigns.

"Audit Rights" shall mean the right of C-CUBED to have an independent CPA firm review information necessary to verify the Sales Revenue reported hereunder for accuracy in accordance with generally accepted accounting and audit principles. If C-CUBED deems such an audit necessary the cost of such audit shall be paid by C-CUBED. However, if the audit reveals a material misstatement of Sales Revenue (greater than 10%) SYS shall pay the costs of the audit and shall pay the corresponding royalties as provided in the Agreement attributable to the misstated Sales Revenue. SYS shall be provided at least 10 days prior notice of any such audit and the audit shall be conducted in a manner that shall not interfere with SYS's normal operations.